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                                                                   EXHIBIT 10.54

                           SELECT MEDICAL CORPORATION

                     P.O. Box 2034, 4716 Old Gettysburg Road
                        Mechanicsburg, Pennsylvania 17055

                                February 23, 2001


Mr. Michael E. Tarvin
Select Medical Corporation
P.O. Box 2034
4716 Old Gettysburg Road
Mechanicsburg, PA 17055

     Re:  Amendment to Agreement in the Event of a Change of Control of SMC
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Dear Mr. Tarvin:

     The following will confirm our desire to amend the Letter Agreement dated as of March 1, 2000 (the "Letter Agreement") of Select Medical Corporation, a Delaware corporation (the "Company"), with you concerning the consequences upon certain terminations of your employment in connection with a change in control of the Company.

     In consideration of your past and continued service to the Company and in consideration of the mutual covenants and agreements contained in this Amendment to the Letter Agreement (the "Amendment"), the Company and you hereby agree, intending to be legally bound hereby, as follows:

     1. The portion of Section 1 of the Letter Agreement which appears before clause (ii) is hereby amended and restated as follows:

     "A "Covered Termination" shall be deemed to occur if (i) within the five-year period immediately following a Change of Control (as defined below), (a) your employment with the Company is terminated by the Company without Cause (as defined below), (b) there is a reduction by the Company in your compensation from that in effect prior to such Change of Control, or (c) you are required to be based anywhere other than the Company's principal executive offices in (or within 25 miles of) Mechanicsburg, Pennsylvania (except for required travel on the Company's business to an extent substantially consistent with your business travel obligations prior to the Change of Control),"

     2. Section 3(c) of the Letter Agreement is hereby amended and restated as follows:
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     "(c) Good Reason. For purposes of this Letter Agreement, you shall have
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     "Good Reason" to terminate your employment after a Change of Control if you make good faith determination that, as a result of such Change of Control, you are unable to perform your services effectively or there is any significant adverse change in your authority or responsibilities, as performed immediately prior to such Change of Control."

     3. The Letter Agreement is hereby amended by the addition of the following
Section 7 in its entirety, to be inserted immediately after Section 6 in its entirety:

     "7. Claims Procedure. Any claim for benefits under this Letter Agreement by
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you shall be made in writing and sent to the Company at its principal offices in
Mechanicsburg, Pennsylvania, or such other place as the Company shall hereafter designate in writing. If you, or any beneficiary following your death (collectively, the "Claimant"), believes he or she has been denied any benefits or payments under this Letter Agreement, either in total or in an amount less than the full benefit or payment to which the Claimant would normally be entitled, the Company shall advise the Claimant in writing of the amount of the benefit, or payment, if any, and the specific reasons for the denial within thirty (30) days of the receipt of the Claimant's claim. The Company shall also furnish the Claimant at that time with a written notice containing:

     (A) A specific reference to pertinent provisions of this Letter Agreement;

     (B) A description of any additional material or information necessary for the Claimant to perfect the claim if possible, and an explanation of why such material or information is needed; and

     (C) An explanation of the claim review procedure set forth in this Section
     7.

Within sixty (60) days of receipt of the information described above, the Claimant shall, if further review is desired, file a written request of reconsideration of the Company's decision with the Appeal Committee. The Appeal Committee shall consist of those individuals who were serving as the Compensation Committee of the Board of Directors of the Company immediately prior to the Change of Control. The Appeal Committee shall select from its membership a chairperson and a secretary and may adopt such rules and procedures as it deems necessary to carry out its functions. In the event any individual is unable to serve on the Appeal Committee, then the chairperson of the Appeal Committee shall appoint a successor provided such successor must have been a member of the Board of Directors of the Company prior to the Change of Control ("Prior Board Member"). So long as the Claimant's request for review is pending with the Appeal Committee (including such 60-day period), the Claimant, or his duly authorized representative, may review pertinent documents and may submit issues and comments in writing to the Appeal Committee. A final and binding decision shall be made by the Appeal Committee within thirty (30) days of the filing by the Claimant of the request for reconsideration. The Appeal Committee's decision shall be conveyed to the Claimant in writing and shall include specific reasons for the decision and specific references to the pertinent provisions of this Letter



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Agreement on which the decision is based. The Appeal Committee shall discharge its duties under this claims procedure in accordance with the fiduciary standards of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and in doing so, to the extent permitted by law, shall be indemnified and held harmless by the Company (to the extent not indemnified or saved harmless under any liability insurance or other indemnification arrangement with the Company) for or against all liability to which the Appeal Committee may be subjected by reason of any act done in good faith with respect to the adjudication of any claim under this Letter Agreement, including reasonable expenses. Notwithstanding anything to the contrary herein contained, the Claimant shall be entitled to submit his or her claim for determination to any court having competent jurisdiction regardless of whether he or she has first exercised his or her right to have the Company's decision reconsidered by the Appeal Committee."

     4. Except as amended hereby, the Letter Agreement shall continue in effect in accordance with its terms.


     Please indicate your acceptance of the above Amendment by signing below in the space indicated.

                                         Very truly yours,

                                         SELECT MEDICAL CORPORATION, a Delaware
                                         Corporation



                                         By:  /s/ Robert A. Ortenzio
                                             _______________________________
                                                  Robert A. Ortenzio,
                                                  President


Agreed to and accepted:

 /s/ Michael E. Tarvin
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     Michael E. Tarvin


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